UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 5, 2016

ACCELERON PHARMA INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36065	27-0072226
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

128 Sidney Street
Cambridge, MA	02139
(Address of principal executive	(Zip Code)
offices)

Registrant’s telephone number, including area code:  (617) 649-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On January 5, 2016, Acceleron Pharma Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Leerink Partners LLC and UBS Securities LLC, as representatives (collectively, the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 3,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at a price to the public of $40.00 per share. The net proceeds to the Company from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, will be approximately $140.4 million. The Company has also granted the Underwriters a 30-day option to purchase up to an additional 562,500 shares of common stock from the Company at the public offering price less underwriting discounts and commissions.

The Offering was made only by means of a prospectus. An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2016, and became effective upon filing (Registration No. 333-208845). A preliminary prospectus supplement relating to the Offering was filed with the SEC on January 4, 2016, and a prospectus supplement was filed on January 6, 2016. The closing of the Offering is expected to take place on January 11, 2016, subject to the satisfaction of customary closing conditions.  A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K.

Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated January 11, 2016, regarding the Shares to be sold in the Offering.  A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated January 5, 2016, by and among the Company and the Representatives
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 above)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERON PHARMA INC.

By:	/s/ John D. Quisel
John D. Quisel
Senior Vice President and General Counsel

Date:                  January 11, 2016